Exhibit (d)(23)

JOHN HANCOCK FUNDS II

AMENDMENT TO SUBADVISORY AGREEMENT

Wellington Management Company LLP

AMENDMENT made as of this 16th day of November, 2020 to the Subadvisory Agreement dated January 1, 2014 as amended (the “Agreement”), between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company (the “Adviser”), and Wellington Management Company LLP, (“Wellington”) a Delaware limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is amended to restate the subadvisory fee for Real Estate Securities Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective on November 16, 2020, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Desmond Havlicek
Name:	Desmond Havlicek
Title:	Senior Managing Director & Partner

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	First $50 million of Aggregate Net Assets*	Next $150 million of Aggregate Net Assets*	Next $300 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess Over $1 billion of Aggregate Net Assets*
Mid Cap Stock Fund	XXX%	XXX%	XXX%	XXX%	XXX%

Portfolio	All Aggregate Net Assets*
Opportunistic Fixed Income Fund (formerly, Global Bond Fund)	XXX%

Portfolio	First $1.5 billion of Aggregate Net Assets*	Excess Over $1.5 billion of Aggregate Net Assets*
Real Estate Securities Fund	XXX%[1]	XXX%[1]

1Assets aggregate with JHVIT Real Estate Securities Trust and US Real Estate sleeve of JHF Diversified Real Assets Fund for purposes of determining management fee breakpoints.

Portfolio	First $250 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess Over $1.25 billion of Aggregate Net Assets*
Small Cap Value Fund	XXX%	XXX%	XXX%	XXX%

*The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other trusts managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

Mid Cap Stock Fund	Mid Cap Stock Trust, a series of John Hancock Variable Insurance Trust

Opportunistic Fixed Income Fund (formerly, Global Bond Fund)	Opportunistic Fixed Income Trust (formerly, Global Bond Trust), a series of John Hancock Variable Insurance Trust

Real Estate Securities Fund	Real Estate Securities Trust, a series of John Hancock Variable Insurance Trust

US Real Estate sleeve of John Hancock Diversified Real Assets Fund, a series of John Hancock Investment Trust, for purposes of determining management fee breakpoints.

Small Cap Value Fund	Small Cap Value Trust, a series of John Hancock Variable Insurance Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.